PRELIMINARY COPY, SUBJECT TO COMPLETION
DATED JANUARY 25, 2012
PROXY STATEMENT OF PETER LINDNER
IN CONNECTION WITH THE
2012 ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN EXPRESS COMPANY

INTRODUCTION

 This Proxy Statement (the "Proxy Statement") and the accompanying form of Proxy are being furnished by Peter Lindner ("Mr. Lindner") to the stockholders (the
"Stockholders") of American Express Company (the
"Company" or "Amex") in connection with his solicitation of proxies to be voted at the Company's
2012 Annual Meeting of Stockholders (the
"Annual Meeting"). The Company has announced that the Annual Meeting will be held on ______, 2012, at 10:00 a.m. Eastern Time local time at:

American Express Company
200 Vesey Street, 26th floor
New York, New York 10285

This Proxy Statement and form of Proxy was to be mailed to Shareholders by Amex. However, this was defeated was / is being appealed by Mr. Lindner
January 25, 2012 at the US Court of Appeals for the
Second Circuit with docket number is 11-3594-cv.

Mr. Lindner was informed by the 2nd Circuit Court of Appeals in a letter dated January 11, 2012 that his appeal has been denied and has 2 weeks to appeal this en banc. Thus, this document was created in the past
2 weeks, for which Mr. Lindner apologizes for its rough format.

AMERICAN EXPRESS DISCRIMINATORY PRACTICES

This filing references both a video and a website for deep background.

The 40-second long video is on YouTube and has closed captions:

www.youtube.com/watch?v=u1XmxONWPEM

And the website is, which has the full transcript of the video, plus many of the background documents
(about 15 documents) to this Shareholder Proposal to create an Amex Truth Commission to deal with EEOC
("Equal Employment Opportunities Commission") matters, that is to say, significant matters regarding discrimination:

www.amexethics.blogspot.com  (temporarily not active)


This Shareholder Proposal is about discrimination against gay employees by predatory managers, presumably closeted gays. Moreover, while the public may be outraged at a woman being sexual harassed by a male manager, there is less outrage when a male is sexual harassed by a male manager, as was the situation with Mr. Lindner in American Express in 1998. However, this Shareholder Proposal is NOT about that discrimination and sexual harassment, important though it may be, but about

1)	Amex's 7 year cover-up of the retaliation by (now
former) Amex's Senior Vice President Qing Lin who reported to Ash Gupta, now the President of Banking at Amex, not only in violation of Title VII of the Civil
Rights Act of 1964, but

2)	also Qing's breach of the Amex Code of Conduct,
and additionally the June 2000 Amex-Lindner
Contract.

3)	And possibly the NY State and NYC Human Rights
laws. (Mr. Lindner is not a lawyer, but is currently representing himself pro se.)

The June 2000 Amex-Lindner Contract was to have ended the sexual harassment incident for both sides some 10 years ago, only to have Qing breach the agreement's paragraph 12 and paragraph 13 (text below) by telling a prospective employer several statements about Mr. Lindner, including one of which was admitted under oath in January 2009 with documentary backup that "I don't think Peter Lindner can work at American Express". Paragraph 13 of the June 2000
Amex- Lindner Contract names 7 people, including Qing and Ash, from giving "any information" to prospective employers and referring questions by them to Human
Resources. Amex was informed in July 2005, and that key phrase was uncovered in a February 2006 investigation initiated by Secretary of the Corporation Stephen Norman, Esq. Yet, despite the investigator Jason Brown, Esq. of Amex's
General Counsel's Office being alerted by Mr. Lindner,
Mr. Brown did not include that quote in his second and supposedly final report, nor did Mr. Brown notify his superiors and Qing's manager (Ash Gupta, now the President of Banking at Amex) that Qing breached the written June 2000 Amex- Lindner
Contract; by not informing their superiors, Jason
Brown and Qing Lin both violated the Amex Code of Conduct.

To have CEO Ken Chenault, Esq. say at the April 2009
Amex Shareholder meeting in response to Mr. Lindner's
Shareholder Proposal on revising the Code of Conduct so that it works, Mr. Chenault (again in Mr.
Lindner's layman's opinion) misled the Amex
Shareholders, which is a violation of the rules of the SEC, possibly:

"Rule 14a-8(i)(3)
The proposal or supporting statement is contrary to any of the Commission's proxy rules, including rule
14a-9, which prohibits materially false or misleading statements in proxy soliciting materials."

Mr. Lindner has written to CEO Ken Chenault, Esq. a month in advance of the Shareholder's April 26, 2010 meeting to allow him to investigate and respond to these matters which have been dragging on for now 5 years. Mr. Chenault, through his lawyer refused to respond, terming it a "special treatment" (by
Secretary of the Corporation Carol Schwartz, Esq.) and also "preferential treatment":

"You are seeking preferential treatment and, as you previously have been advised in writing, you will not be furnished with responses (either directly or via the Company's website) prior to the Annual Meeting."
[April 14, 2010 and Apr 20, 2010, at 2:07 PM, email by
Daniel E Stoller, Skadden, Arps, Slate, Meagher & Flom
LLP]

FULL TEXT OF PARAGRAPHS 12-13 OF THE JUNE 2000 AMEX-
LINDNER CONTRACT

The following is the full text of the two paragraphs
numbered 12 and 13 of the June 2000 Amex-Lindner
Contract signed by Mr. Lindner and Ash Gupta, now the
President of Banking at Amex.  Please note that
a)	in Paragraph 12, no one in Amex should give
information about Peter Lindner to prospective
employers except for Mr. Lindner's "dates of
employment, positions held and final salary"
b)	in Paragraph 13, a tighter restriction is made
upon 7 Amex employees including Qing Lin and Ash Gupta in that they can not give "any information" and must "direct all requests for references" to Human
Resources ("HR"):

"12.	The Company, Ash Gupta and Richard Tambor
represent and agree not to disclose to any party outside of the Company any of the facts and circumstances leading up to Mr. Lindner's termination;
or leading up to this Agreement, except on a need to know basis for a legitimate business purpose.
Further, the Company, Gupta and Tambor agree to keep the terms and facts of this Agreement confidential except that they may disclose the terms of this Agreement and the facts of this Agreement on a need to know basis for a legitimate business purpose. The
Company further agrees that it will disclose only Mr.
Linder's dates of employment, positions held and final salary in response to any inquiries or requests for references regarding Mr. Lindner.

13.	The Company agrees to instruct and direct the
following Company employees not to disclose any information regarding Mr. Lindner's employment or termination of employment from the Company to any person outside of the Company and to direct all requests for references or inquiries received by such employees regarding Mr. Lindner to the appropriate human resources individual(s): Ash Gupta, Qing Lin,
Daniel  Almenara, Raymond Joabar, Wei Chen, Claudia
Rose and Richad Tambor."

 REASON FOR SHAREHOLDER PROPOSAL AND MR. LINDNER'S RUN
FOR DIRECTOR

 Mr. Lindner was to have been soliciting proxies from
fellow Stockholders and  fellow  former Employees to
elect Mr. Lindner to the Board of Directors of  the
Company (the "Board") at the Annual Meeting.  Mr.
Lindner is asking   Stockholders to enact a
Shareholder Proposal (the "Proposal") on  revising
Amex's Code of Conduct (the "Code"). Sometimes (and
Mr. Lindner has been wrong about this in the past), there is a new wave sweeping across the country for a revision of ethics. Mr. Lindner wishes Amex to lead the country in having a good code of conduct, rather than have incidents occur periodically that cause pain, embarrassment, and social/financial disorder - which has happened in the US Congress and in companies such as Enron.

Please note that in 2009, Amex told the SEC that this proposal is "ordinary business" and thus should not be voted on by the Shareholders. This is quite untrue, since it is a rarity for any body (government or corporation) to ask for the Truth and give a blanket amnesty for telling it. And then firing those who do not tell the truth. Well, lesser forms of punishment for lesser infractions.


This year Amex fought Mr. Lindner's Shareholder
Proposal by claiming it was   too  late, even though
last year in 2009, Amex's lawyers had an intent to
deceive  the  Court in NY State, which is a criminal
misdemeanor.  Mr.  Lindner makes that  statement
without the assurance of being a lawyer, since  Mr.
Lindner is a  computer programmer.  However, if you
read pages 9-10 of  "Request by Plaintiff  ver f for
release of DVDs and.pdf" which was written  on April
4, 2010, it will  give the legal basis why under NY
Judiciary Law  section 487, an attorney  cannot  make
a false statement to a judge in any  court in NY
State, and that is  included  in the Local Rules of
the Southern  District of New York, 1.5(b)(5) which
applies  the NY Laws to the SDNY.  An  "intent to
deceive the Court" is a criminal  misdemeanor, which
Mr. Lindner  as a non-lawyer assumes to mean
conviction  would  entail the loss of a  license to
practice of the offending lawyer(s).  In the  case of
Peter  Lindner versus American Express and Qing Lin
06cv3834, Amex's  two  lawyers  informed USDJ Koeltl
on 3 separate days that Amex did not stop Mr.  Lindner
from communicating with the SEC prior to 2009, when in
fact Amex tried  and  succeeded in April 2007 to get
SDNY Magistrate Judge Katz to compel Mr.   Lindner
under pain of Contempt of Court to "withdraw" Mr.
Lindner's filings   from  the SEC and to not
communicate with the SEC (among other restrictions, including stopping Mr. Lindner from attending the April 2007 Amex Shareholder meeting in NYC). Those two lawyers were Mr. Joe Sacca, Esq. of Skadden,
Arps, Slate,  Meagher & Flom LLP and Ms. Jean Park,
Esq. of Kelley Drye & Warren LLP. Some people say there is no such thing as bad publicity; however, perhaps having an attorney lie to a court and not retract their statements even after repeatedly informing them of the errors may count as bad publicity.


In order to make this document acceptable to challenges from the SEC and from Amex, this proxy has too much additional information, for which Mr.
Lindner apologizes.


THE TEXT OF THE SHAREHOLDER ETHICS PROPOSAL

Amend Amex's Employee Code of Conduct ("Code") to include mandatory penalties for non-compliance on its provisions, especially with regard to discrimination against employees, the precise scope of which shall be determined after an independent outside compliance review of the Code conducted by outside experts and representatives of Amex's board, management, employees and shareholders. This shall include a Truth
Commission, patterned after the Truth Commissions used in South Africa to end Apartheid, for instance (which runs 70 pages).

REQUIRED INFORMATION PURSUANT TO AMERICAN EXPRESS CO.
BY-LAW 2.9:

(i)	(a)  Brief description of business proposal.

Amend Amex's Employee Code of Conduct ("Code") to
include mandatory penalties   for non-compliance, the
precise scope of which shall be determined by a "Truth Commission" after an independent outside compliance review of the Code conducted by outside experts and representatives of Amex's board, management, employees and shareholders. This is especially with regard to EEOC (Equal Employment
Opportunity Commission) cases and alleged discrimination by Amex.

	(b) Reasons for bringing such business to the annual meeting.

Mr. Lindner's discrimination in violation of Title
VII of the Civil Rights Act of 1964 was first alleged and then admitted by both Qing and by the General
Counsel's Office VP Jason Brown, Esq. in 2009. Amex is fighting these efforts of Mr. Lindner. Given the anecdotal evidence show that the Code is breached and not enforced. Rather, management regards the Code as nothing more than window-dressing for Sarbanes-Oxley compliance. Especially: In January 2009, Amex's employees admitted under oath a breach in March 2007 of an out- of-court settlement regarding gay discrimination against Mr. Lindner. Yet even with this knowledge, Amex CEO Ken Chenault told the April
2009 Shareholder meeting that he has "full confidence in the Company's code of conduct and the integrity and values of our employees, for Steve who handled this from an administrative channel." [Steve is Secretary of the Corporation Stephen Norman]

	Some two weeks later, the Amex employee who
admitted (in January 2009)   breaching the code (in
March 2007) left Amex for a competitor, and that employee reported directly to Amex's President of Banking. Clearly someone one step down from the President who not only breached an agreement signed by that same President and covered it up for 4 years, well, that's a sign that the Code of Conduct is not working, and that at least two of the employees lacked integrity.

	Moreover, Amex fought putting this Shareholder
Proposal on the Proxy from 2007 through 2009, indicating that the Proposal only dealt with ordinary
"business matters", when it was clear to Amex that it involved "significant social policy issues (e.g., significant discrimination matters)" [see paragraph below from SEC Rules]

This lack of adherence to basic principles of conduct erodes confidence in the Company, has affected or will affect the market price of the Company's shares, and warrants attention from the shareholders. In other words, this matter affects Shareholders as well as being socially significant, as is indicated in SEC Rule 14(a)(8) on Shareholder Proposals:

"proposals relating to such matters but focusing on
sufficiently significant   social policy issues (e.g.,
significant discrimination matters) generally   would
not be considered to be excludable, because the proposals would transcend the day-to-day business matters and raise policy issues so significant that it would be appropriate for a shareholder vote."
http://sec.gov/rules/final/34-40018.htm



REASONS FOR BRINGING SUCH BUSINESS TO THE ANNUAL
MEETING

Personal experience and anecdotal evidence and the apparent lack of remorse by CEO Ken Chenault at the actions of VP Qing and the General Counsel's Office VP
Jason Brown show that the Code has been breached and not enforced. Rather, management (VP and above) regard the Code as nothing more than mere Sarbanes-Oxley
(SOX) compliance (see  paragraph below on quotes about
SOX; Amex has filed its Code with the Securities and Exchange Commission SEC for many years.) CEO Chenault has personally signed that the Code is working, yet if the Code did not work in stopping Jason Brown for these past 5-6 years, then how well is it working on others (eg. Ash Gupta, CEO Chenault, the current and past heads of the General Counsel's Office, who could have retrospectively investigated and apologized for Qing's actions and Brown's coverup in email and in Court until his testimony was given under oath in January 2009). That is not working: that is a dysfunctional Code that may work, but surely did not work in this long protracted case, where Amex did not even follow its principles of trying to fix things quickly. This lack of adherence to basic principles of conduct erodes confidence in the Company, has affected or will affect the market price of the Company's shares, and warrants attention from the shareholders. Also below (after quotes) is the chronology of Amex's (in varying degrees of successfulness) of preventing this issue from being discussed with the Shareholders.


 QUOTES FROM OTHER SOURCES ON SOX AND ETHICS AND SEC

"Sarbanes-Oxley and businesses work together to increase the overall integrity and ethics in business. The act came in the wake of a series of corporate financial scandals, including those affecting Enron, Tyco International, and WorldCom
(now MCI). The law is named after sponsors  Senator
Paul Sarbanes (D-MD) and Representative Michael G.
Oxley (R- OH). It was approved by the House by a vote of 423-3 and by the Senate
99-0."
http://www.globalethicsuniversity.com/sarbanes-oxley-
compliance.php



 "The following is a brief list of selected cooperate governance rulemaking by the SEC, NYSE and NASDAQ. Companies covered by these regulatory bodies are required to:

* Adopt a Code of Ethics applicable to specific officers

* Adopt a Code of Conduct applicable to all directors, officers and employees

* Create an environment that encourages employees to report violations

* Adopt procedures that allow employees a confidential
and anonymous
process  for submitting   concerns

* Adopt procedures that facilitate the effective operation of the code

* Protect individuals from retaliation who report violations of the code of conduct " http://www.kenexa.com/Solutions/Survey/SarbanesOxleyCo mpliance.aspx




DETAILS ON AMEX ATTEMPTS TO STOP COMMUNICATIONS TO
SHAREHOLDERS

American Express ("Amex") went to Federal Court to stop Mr. Lindner from communicating with shareholders by doing the following:

1.	Amex got a Federal Judge (a Magistrate Judge) in
the Southern
District of New York (SDNY) to prohibit Mr. Lindner from attending the
Amex April 2007 Shareholder Meeting.

2.	Amex got the same SDNY Judge to prevent Mr.
Lindner from
communicating with the SEC (Securities and Exchange
Commission).

3.	Amex tried to get Mr. Lindner to get the SEC to
withdraw his  March 2007 SEC preliminary filing
(#0001394849-07-000002) to have a  Shareholder
Proposal and for running for the Amex Board. The SEC said that any filing made cannot be retracted, as it is instantaneously place on computers all over the world.

4.	Amex got the Judge to stop Mr. Lindner from
communicating with
the SEC.

5.	Amex got the Judge to have Mr. Lindner remove his
April 2007 website completely, via an ex parte conference call with the Judge, Mr. Lindner, and Mr.
Lindner's lawyer (and without Amex).

6.	Amex gave a promise in open court to make a
written contract outlining these restrictions, but then got the Judge to allow Amex to not make the contract in writing, and then enforce the "verbal" contract. This is noteworthy, since the written contract would have included the terms of the June
2000 Amex-Lindner contract [attached as PDF - see page 14 of 16, paragraph 20 - in PACER (a public access to the Court system) as Document 17 Filed
12/20/2006], which gave Mr. Lindner 21 days to show the terms of the contract to a lawyer, and 7 days after signing the contract to revoke it. However, by not putting the contract in writing, Amex was able to enforce the contract without allowing Mr. Lindner to revoke it or "sign and revoke" the contract. Amex was (and still is) represented by the law firm of Kelley
Drye &  Warren LLP.

7.	Amex got the Magistrate Judge to prohibit Mr.
Lindner from asking  questions at the 2007 Meeting.

8.	The April 2007 Meeting passed without Mr.
Lindner's being able to attend, since it would have been in Contempt of Court if Mr. Lindner went to the Meeting.

9.	Mr. Lindner spent $20,000 in legal fees to get a
higher federal SDNY Judge (a US District Judge) to invalidate the restrictions on Mr. Lindner, with one major exception: The Court kept the restriction that Mr. Lindner can not reveal the contents of the Contract, nor can Mr. Lindner reveal the transcript of the "open Court" session where the alleged oral agreement is discussed. That transcript
"LindnervAmEx032907.pdf" has been sealed by the Magistrate Judge at Amex's request, and remains sealed.

10.	For the record, the US District Judge ruled that
Amex "failed to establish ... the existence of a binding oral settlement agreement." This is in his 24 page decision of May 31 2007, which is publicly available on PACER (included here as a PDF, Document
51 Filed 06/05/2007) and should be on the website mentioned in this Proxy and Shareholder Proposal statement. In other words, Amex had no right in April
2007 to stop Mr. Lindner from filing with the SEC nor from attending the April 2007 Shareholders' Meeting.

11.	Amex also attempted (but did not succeed) to stop
Mr. Lindner  from speaking at the upcoming Amex April
2010 Shareholder Meeting.  Amex's reasoning was
"American Express CEO, Kenneth Chenault, presides
over the shareholders meetings and ... Mr. Lindner may
.... either  directly or indirectly, discuss his claims
against Defendants [Amex]  with Mr. Chenault."

12.	But the SDNY Magistrate Judge ruled "The Court
will not place restrictions on Mr. Lindner's speech at a shareholders' meeting. Counsel can be present and can adverse her client [Mr. Kenneth Chenault] at that time. Any communications with the Board of Directors must be in writing and sent through Defendants' counsel. So Ordered. 3/12/09."

13. 	Interestingly enough, Amex claimed in 2007 that
Amex had an oral  agreement to settle Mr. Lindner's
suit and thus Mr. Lindner had  willingly agreed to
these restrictions. However, two years later in  2010
when there clearly was and is no agreement between Amex and Mr. Lindner, Amex again attempted to stop
Mr. Lindner from communicating with the SEC. This time, the SDNY Magistrate Judge ruled "The Court has placed no restrictions on Plaintiff's [Mr. Lindner's] communications with the SEC. So Ordered.".(attached as Document 143 Filed 03/23/2009) This proxy filing is written in the spirit of that Magistrate Judge's order that there are "no restrictions" on communication with the SEC.

14. It is a tough job to bring a shareholder's proposal. Mr. Lindner is single (not married) and has no children, but if either of these conditions were not true (e.g. married with children) then Mr. Lindner would have been discouraged by his spouse or the needs of his children from continuing this (4 years and counting) battle against a multinational firm, such is Amex. This previous statement is hypothetical, but still within the realm of reality.

15. Moreover, Mr. Lindner submitted his 500-word
Shareholder Proposal prior to Jan 1 2009 (see PDF of letter to Secretary of the Corporation Stephen Norman of December 30 2009) where Mr. Lindner states that he wishes "to cooperate with the Board in making any changes to the proposal that would make it amenable to them" (cover letter, paragraph 1), yet Amex wrote the SEC that the vagueness (see page 8 of 37 page letter of Jan 22 2009) of the 500 word Proposal:

"The Proposal at hand is inherently vague and indefinite because it fails to define critical terms or otherwise provide guidance as to how it should be implemented. No definition of "outside experts" is provided, for example, and no explanation is given as to how such experts would be selected. Likewise, the Proposal contains no elaboration of the process whereby "representatives of Amex's board, management, employees and shareholders" will be chosen, nor does it make clear how the distinction between these overlapping groups will be drawn."

Mr. Lindner was constrained by Amex's bylaws to 500 words, and Mr. Lindner noted he would make changes.
For the record, this proxy was previously 5,000 words long (without attachments).

16. 	Amex also stated to the SEC that this Shareholder
Proposal is a  redress of a personal claim. Actually,
it is comparable to saying the  Civil Rights Act of
1964 gives redress of person's right (e.g. Rosa
Parks) to sit on a bus. The issue is true: Mr. Lindner
was wronged,  however, it was not for a mere violation
of Federal Law, but also for  breach of a written
contract. The case with Mr. Lindner is clear-cut in
that if the Amex participants had written a memo, this
alone would have  solved the matter. It took Mr.
Lindner 3 years to get the handwritten  note DEF00370
from Amex's investigating attorney. (Amex has declined
to  release that document.) If the Code of Conduct can
not solve such a  clear case, then it is likely that a
non-contract case would be harder  to prove. So, Mr.
Lindner decided that it was worth his personal
aggravation and a substantial part of his money to
fight the good  fight, which hopefully would uncover
other Amex people who have been  wronged in the past,
and in the future stop others from having to fight
and possibly lose this same battle (and possibly
losing for lack of  resources: money, psychological
support, ability to write, to use the  PC and fear of
being ostracized).  For the record, the Civil Rights
Act of 1964 was designed to help  African-Americans,
but was changed to help women and whites, too (see
Wikipedia).   Mr. Lindner is white, but that law was
used to help him,  since title VII of the Civil Rights
Act of 1964 says "employee" covers  former employees
also, as ruled by a unanimous 1997 Supreme Court
ruling.   Mr. Lindner notes for the record that  Mr.
Lindner can walk unassisted, yet slots cut into sidewalks to allow wheelchairs may yet one day help me. Doing the right thing for a small class of people, can sometimes help a much larger class of people in the future. Or to use the more eloquent phrasing of Cardinal Roger Mahony in 1998 [original source perhaps Gandhi?]

"Any society, any nation, is judged on the basis of how it treats its weakest members -- the last, the least, the littlest."

17. Amex complained to the Court that Mr. Lindner was speaking to the Secretary of the Corporation Stephen
Norman about being on the Board, and got the Magistrate Judge to threaten to dismiss Mr. Lindner's suit (attached Pacer Document 133 Filed 03/05/2009) if this happens again. The Judge refers to an order of Nov 21 2008 (attached Document 93 Filed
11/21/2008), which bars Mr. Lindner from contacting
Ms. Park's client,  which has now expanded from Qing
Lin and Amex, to any employee of  American Express.

18. Look at all the documentation this proxy references just to make a point: that Amex breached a written agreement, as well as violating a federal law
(EEOC), and fought against admitting it for several years and tens of thousands of dollars, with 30 page letters and a hundred court exhibits (yes, there are more). This proxy is technical and 27 pages long, and has approximately ten attachments of varying complexity and subtlety.

19. In the interim, Amex and Lindner have / had been in settlement discussions which Mr. Lindner felt were improperly conducted against his explicit instructions, and Mr. Lindner sought to overturn that out-of-court settlement, and is still trying to do so by putting the proffered money from Amex in an escrow account. Simultaneously, Mr. Lindner has been fighting to get Amex to revise the Code of Conduct either through a Shareholder Proposal or via discussions, which Amex refused (repeatedly) to do.
Given that the signer of the June 2000 Amex-Lindner
Contract was the General Counsel's Office and that they have known of the violation for almost 5 years and have not dismissed the person Jason Brown, Esq.
who covered it up (as of this writer's knowledge on Jan2012), it is clear that Amex would rather fight than switch. I suggest as in the Arab spring, it would be preferable for Amex governance to change its repressive laws than to stifle dissent.

20. Conclusion: Thus, the Amex Code ought to be revised to make it easier for someone to correct an injustice, rather than expend all this energy to win a matter that the Amex employees themselves have admitted breaches of the June 2000 Amex-Lindner contract.


WHY YOU SHOULD ADD LINDNER TO THE BOARD OF DIRECTORS -
NOW PROBABLY MOOT

*Unfortunately, for Mr. Lindner, Amex has won in April
2009 and April 2010 from keeping Mr. Lindner's proxy for the Board of Directors and for Mr. Lindner's
Shareholder Proposal from being seen by the Amex
Shareholders and  even the Amex  employees who own
Amex stock via their retirement plans at  Amex.
However, should the Courts stop Amex from conducting the voting, Mr. Lindner possibly may be allowed to run this year, which is unlikely. This matter was dealt with in April 2010 in the SDNY lawsuit Lindner v American Express 10cv2267, which would have had an Order to Show Cause (OSC) and a Temporary Restraining
Order (TRO) to have Mr. Lindner's Shareholder Proposal on the proxy, mainly because the previous year (April
2009) Amex allegedly  violated NY State Law (NY
Judiciary Law section 487) and SDNY Local Rules in intending to deceive the Court.

* In Mr. Lindner's opinion, the current Code is beautiful to look at, but not worth much in operational terms. Mr. Lindner believes there is no stronger message that can be sent to The Company's
Board and management this year than dual approval of a shareholder resolution to fix the Code and to install Mr. Lindner to ensure that this task is done.



WHY YOU SHOULD VOTE FOR THE LINDNER SHAREHOLDER ETHICS
PROPOSAL

* Sometimes transparency in words and deeds can have unexpected morale and financial benefits. Your clear message in this election will directly assist Mr.
Lindner in convincing the directors that a change in the Code is long overdue. Mr. Lindner believes this will be the shortest path to the restoration of shareholder value and the realization of The
Company's promise of ethical behavior. Amex trusts its customers to give their word and stand by it, and billions of dollars are made on that premise. It would be hypocrisy at best for Amex to give its word, yet not carry it out.

*Mr. Lindner has first hand knowledge of The Company's technology and of its operations and its culture. Mr.
Lindner has spent nine years  working at American
Express, Travel Related Services (TRS), and Amex
Bank. Much more detail is on the website:

www.AmexEthics.blogspot.com

(It stands for having an Amex Code of Conduct, relating to the ethics of its employees, be established via an Amex Truth commission - the shareholder proposal to investigate whether Amex has a few or has many incidents of where the Amex Code of Conduct has been violated.)


*

WHY THIS DOCUMENT A "PRRN14A' REVISION RATHER THAN A
'PREC14A" INITIAL FILING

This document was originally filed 2009-05-14 and is only being amended now in 2010. That is the subject of the Amex Court case 10cv2267, which is described elsewhere in this document. Here is the definition of the form

*

THIS SOLICITATION IS BEING MADE BY MR. LINDNER AND NOT
ON BEHALF OF THE
BOARD

Mr. Lindner is a former Senior Manager of the Company.
He is an experienced computer programmer, modeler, database marking specialist - and is literate.

PLEASE DISREGARD ANY PROXY CARD YOU RECEIVE FROM THE
COMPANY.  MR.  LINDNER ENCOURAGES YOU TO RETURN ONLY
THE ENCLOSED [Tan? COLOR??] PROXY  CARD.
RECOMMENDATIONS IF LINDNER IS ELECTED

If elected, Mr. Lindner plans to make the following recommendations to the Board, which Mr. Lindner believes are in the best interests of the Company and its Stockholders:

* Work closely with the various stakeholders at Amex - the shareholders, the employees, the customers and the vendors - to get reasonable solutions to the ethical demands in a modern business. Ethics is the fancy way of saying doing right when personal gains may say to choose a different path. Lies, pandering, obfuscation, hypocrisy - why these are the very things that the Securities and Exchange Acts sought to get rid of in the 1930's, and from those beginnings, a strong NY Stock Exchange was created, to the envy of the world. We can make money and not lose our morality or ethics. Mr. Lindner is actually saying that perhaps we will make more money with ethical conduct than by not having ethics.

* Thoroughly investigate all instances of ethical quandaries faced by Amex over the last fifteen years.
Some people say there is nothing to  be done, but Mr.
Lindner says that others have faced greater problems than dealing with the ethics of an already pretty good company. Getting rid of slavery for one (okay, that was 150 years ago), resolving death squads and apartheid by having Truth Commissions, handling sexual improprieties in the US Congress, balancing the rights of poor and wealthy citizens.

Let us go the extra distance and make American
Express's Code of Conduct a document to be proud of, which reflects the honest aspirations of its best employees, its worthy management and directors, and of course its shareholders who care for these concerns and more. Mr. Lindner asks for your vote for Director in Amex's Board and for the Shareholder Proposal to revise the Code of Conduct in the coming year in an open and honest fashion, using the best minds of not just Amex's constituents, but also of scholars, academics, business leaders and politicians.

This will be a Code of Conduct that can work in the 21st century. No more will the powerful Amex fight just people who are racist and who do not pay their bills, but also chide and penalize those who break the honest standards set by the Company. This will not be like Enron, where Ken Lay allowed a transgression by a "top performer," thus abandoning his supposed ethics. The film "Enron: The Smartest Guys in the Room
[2005]" details how this path led to Enron's ruin, and that of its hardworking employees, the community, and many hapless investors.


LETTER TO KEN CHENAULT ASKING FOR AN EXPLANATION

Please see Exhibit 4 for the full text.

TEXT OF VIDEO, OF LENGTH 40 SECONDS

The video is entitled "Peter Lindner on Amex Ethics
(for iPhone)", has closed
captioning, can be watched on an iPhone or on a Personal Computere and is located on the web at:

http://www.youtube.com/watch?v=u1XmxONWPEM


"I was sexually harassed by my supervisor Qing Lin at American Express. When I complained to HR, Qing arranged to have me fired. I feel that one way to help fight discrimination is to have a truth commission at American Express where it looks into what people have done and if they tell the truth, Amex won't punish them. I'm fighting for my case, but I'm also fighting for all the other people at American Express whoever have been sexually harassed in the last 15 years or have been discriminated against.

I'm trying to look out for your interests in my shareholder proposal.


[Text Screen 1 (at 0:06 - 0:13) : ]
In 2000, American Express paid Peter Lindner a settlement for sexual harassment.

Now he wants its Code of Conduct enforced for all employees.

[Text Screen 2 (0:35):]

For more information, please visit:

www.amexethics.blogspot.com

or email

AmexEthics@gmail.com
"




EVEN AFTER YOU HAVE SUBMITTED YOUR PROXY, YOU MAY
CHANGE YOUR VOTE AT
ANY TIME BEFORE THE MEETING BY SENDING A DULY EXECUTED
PROXY WITH A
LATER DATE TO _____________________ AT THE ADDRESS ON
THE BACK COVER.

NOMINEE FOR DIRECTOR GENERAL

 The by-laws of the Company provide that the exact number of directors shall be fixed by resolution of the Board. According to public information, the Board currently consists of ten members having one- year terms.


Peter Lindner

DATE OF TRANSACTION AMOUNT OF COMMON SHARES PURCHASED
(P) / SOLD (S)
1990- 1998 800* (P)
2010 1,621	shares worth $66,477.21 (the entire
amount from 1990-1998) was
transferred from Amex to a different brokerage.

*approximately

PETER LINDNER RECOMMENDS THAT STOCKHOLDERS VOTE IN
FAVOR OF

PETER LINDNER'S Shareholder Proposal (ALSO KNOWN AS
THE ETHICS PROPOSAL)

LISTED BELOW

AND NOT RETURN THE COMPANY'S PROXY CARD TO THE COMPANY
AND NOT VOTE IN
FAVOR OF THE NOMINEES OF THE COMPANY.

QUESTIONS CONCERNING THIS PROXY STATEMENT OR THE
ENCLOSED [COLOR??]
PROXY CARD SHOULD BE DIRECTED TO:
_______________________
________________________,
______________________
CALL 1-212-979-9647 ____________

VOTING Based on public information, the Board has fixed the close of business on Febuary __, 2010 as the record date for the determination of the Stockholders entitled to notice of and to vote at the Annual Meeting. Based the latest available public information, there were approximately 1,160 million shares of common stock outstanding on March 2009. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the Stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each
Stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such Stockholder's name. Directors are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the votes cast by Stockholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company's certificate of incorporation or by-laws. In determining the number of votes cast with respect to any voting matter, only those cast "for" or "withhold authority" are included. Abstentions will be considered present and entitled to vote at the Annual
Meeting but will  not be counted as votes cast.
Accordingly, abstentions will have no effect on the vote. Similarly, where brokers submit proxies but are prohibited and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters
(commonly referred to as "broker non-votes"), those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote. Execution and return of the enclosed [COLOR??] Proxy Card will not affect a Stockholder's right to attend the Annual Meeting and vote in person. Any Stockholder that executes and returns a Proxy Card has the right to revoke it by giving notice of revocation to the Secretary of the Company at any time before the Proxy is voted.

Unless contrary instructions are indicated on the
enclosed [COLOR??]  Proxy Card, all shares of common
stock represented by valid Proxies  received pursuant
to this solicitation (which have not been revoked as
described above) will be voted   (a) in favor of the
Lindner shareholder proposal to revise the Amex Code of
Conduct and
(b) to vote against a director at the discretion of the Proxy holder(s), on such other business as may properly come before the Annual Meeting, including any adjournment(s) or postponements(s) thereof.

 IF YOU WISH TO VOTE FOR PETER LINDNER'S SHAREHOLDER
PROPOSAL, YOU MUST  EXECUTE  AND RETURN THE ENCLOSED
[COLOR??] PROXY CARD AND SHOULD NOT EXECUTE  OR RETURN
THE COMPANY'S PROXY CARD.

 DO NOT RETURN ANY PROXY CARD OTHER THAN THE [COLOR??]
PROXY CARD. IF
YOU RETURN MORE THAN ONE PROXY CARD THERE IS A RISK
THAT YOUR SHARES
WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE
LATEST DATED PROXY
CARD YOU SUBMIT COUNTS.

 EVEN AFTER YOU HAVE SUBMITTED YOUR PROXY, YOU MAY
CHANGE YOUR VOTE AT
ANY TIME BEFORE THE MEETING BY SENDING A DULY EXECUTED
PROXY WITH A
LATER DATE TO ______________________ AT THE ADDRESS ON
THE BACK COVER.
IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE
FIRM, BANK OR
NOMINEE ON THE RECORD DATE, ONLY IT CAN VOTE YOUR
SHARES AND ONLY UPON
RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT
AND GIVE
INSTRUCTIONS FOR YOUR SHARES TO BE VOTED ON THE
[COLOR??] PROXY CARD
FOR PETER LINDNER.

YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY
IMPORTANT.


MR. LINDNER ESTIMATES WITHOUT VERIFICATION FROM AMEX
THAT APPROXIMATELY A  HALF  BILLION DOLLARS WORTH OF
AMEX STOCK IS HELD BY AMEX IN TRUST FOR THEIR
EMPLOYEES, AND MR. LINDNER HAS BEEN UNABLE TO IDENTIFY
IF AMEX'S PROXY IN THE  PERSON OF SECRETARY OF THE
CORPORATION CAROL SCHWARTZ, ESQ. WILL VOTE THOSE
SHARES AGAINST MR. LINDNER'S PROPOSAL WHICH WOULD
OSTENSIBLY BENEFIT THOSE  EMPLOYEES AGAINST
DISCRIMINATION BY AMEX.


PLEASE SIGN AND DATE THE ENCLOSED [COLOR??] PROXY CARD
AND RETURN IT IN
THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES
Under the applicable regulations of the Securities and Exchange Commission, Mr. Lindner is deemed to be a "participant" in our solicitation of proxies. The name, business address and principal occupation of each of Mr. Lindner appears earlier in this Proxy
Statement.

Except as described in this Proxy Statement, neither
the Participant  nor any of his respective affiliates
or associates (together, the  "Participant
Affiliates"), (i) directly or indirectly beneficially
owns  any securities of the Company or of any
subsidiary of the Company or  (ii) has had any
relationship with the Company in any capacity other
than as a Stockholder, with the exception of the
lawsuit filed in  Federal Court mentioned in the
Shareholder Proposal. Furthermore,  except as
described in this Proxy Statement, neither the
Participant  nor any Participant Affiliate is a party
to any transaction or series  of transactions since
January 1, 2006, or has knowledge of any  currently
proposed transaction or series of transactions, (i) to
which  the Company or any of its subsidiaries was or
is to be a party, (ii) in  which the amount involved
exceeds $60,000, and (iii) in which the  Participant
or Participant Affiliate had or will have, a direct or
indirect material interest. Except as described in
this Proxy  Statement, neither the Participant nor any
Participant Affiliate has  entered into any agreement
or understanding with any person respecting  any (i)
future employment by the Company or its affiliates or
(ii) any  transactions to which the Company or any of
its affiliates will or may  be a party. Except as
described in this Proxy Statement, there are no
contracts, arrangements or understandings by the
Participant or  Participant Affiliates within the past
year with any person with  respect to any capital
stock of the Company.   COST AND METHOD OF
SOLICITATION    Mr. Lindner will bear the cost of this
solicitation. While no precise  estimate of this cost
can be made at the present time, we currently
estimate that we collectively will spend a total of
approximately  $5,000 for our solicitation of proxies,
including expenditures for  attorneys, solicitors and
advertising, printing, transportation and  related
expenses. As of April 1 2010, we have incurred proxy
solicitation expenses and legal expenses of
approximately $10,000.   We expect to seek
reimbursement from the Company for our expenses in connection with this solicitation. In addition to soliciting proxies by mail, proxies may be solicited in person or by telephone, telecopy, e- mail or the Internet. We will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of- pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of Company capital stock. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. We have retained the proxy solicitation firm of ADP at customary fees, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations, up to $1,000. We also have agreed to indemnify
_________________ against certain liabilities and expenses.

We estimate that no employees of American Express will be involved in the solicitation of proxies on my behalf, since American Express has successfully filed in Federal Court to stop communication between Mr.
Lindner and any employee of American Express, and has further required that there be no oral communication but if there is written communication, it must be censored and passed through American Express's attorney (the firm of Kelley Drye & Warren LLP).

ADDITIONAL INFORMATION

Certain information regarding common stock held by the Company's directors, nominees, management and 5% stockholders is contained in the Company's proxy statement and is incorporated herein by reference.

Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy for that meeting is also contained in the Company's proxy statement and is incorporated herein by reference. We assume no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Company's proxy statement.

PETER LINDNER

[revised January 25, 2012]

IMPORTANT

PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS
CAREFULLY. YOUR  VOTE IS VERY IMPORTANT, NO MATTER HOW
MANY OR HOW FEW SHARES OF COMMON  STOCK YOU OWN.

1. If your shares are registered in your own name,
please sign, date
and mail the enclosed [COLOR??] Proxy Card to
_____________________. in  the postage- paid envelope
provided today.   2. If you have previously signed and
returned a proxy card to American Express., you have every right to change your vote. Only your latest dated card will count. You may revoke any proxy card already sent to American Express Inc. by signing, dating and mailing the enclosed [COLOR??] Proxy Card in the postage-paid envelope provided.

Any proxy may be revoked at any time prior to the 2010
Annual Meeting  by sending a new proxy card to
________________________ or the  Secretary of American
Express, Inc., or by voting in person at the 2010
Annual Meeting.   Mr. Lindner notes that last year's
(April 2009) Amex Shareholder meeting recorded a vote in excess of 900million against Mr. Lindner's
Shareholder Proposal to about 2,000 or 3,000 votes in favor.

3. If your shares are held in the name of a brokerage firm, bank nominee or Other institution, only it can sign a [COLOR??] Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed [COLOR??] Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a [COLOR??] Proxy Card to be issued representing your shares.

4. After signing the enclosed [COLOR??] Proxy Card do not sign or return the Company's proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call Mr. Lindner at

____________________________ 1-212-979-9647

Moreover, the website mentioned above:
www.AmexEthics.blogspot.com

will have additional documents, evidence, transcripts, etc, subject only to what Amex can get the Court to disallow, as Amex has tried in the past (and succeeded in April 2007) to stop Mr. Lindner from both attending and speaking at the Shareholder Meeting despite Mr. Lindner owning about $60,000 of Amex voting shares, and has tried again this year as late as March 2009 to stop Mr. Lindner from speaking at the April 2009 Annual Shareholders Meeting in NYC(details above and upon request).

 IN OPPOSITION TO THE BOARD OF DIRECTORS OF AMERICAN
EXPRESS COMPANY  PROXY FOR THE 2010 ANNUAL MEETING OF
STOCKHOLDERS THIS PROXY IS  SOLICITED ON BEHALF OF
PETER LINDNER

The undersigned hereby appoints Peter Lindner as proxy for the undersigned with full power of substitution, to vote all shares of beneficial interest of American
Express, Inc. (the "Company") which the undersigned is entitled to vote at the Company's 2010 Annual
Meeting of Stockholders, and any postponements or adjournments thereof, hereby revoking all prior proxies, on the matters set forth below as follows:

 PETER LINDNER RECOMMENDS A VOTE FOR SHAREHOLDER
ETHICS PROPOSAL  [perhaps? shareholder proposal number
5]. THIS PROXY WHEN PROPERLY  EXECUTED WILL BE VOTED
IN THE MANNER DIRECTED. IF A CHOICE IS NOT  SPECIFIED,
THE PROXY WILL BE VOTED FOR THE NOMINEE LISTED BELOW.

[X] Please mark your votes with X as in this example.

1. To act upon any other matters that may properly come before the meeting.

 PLEASE MARK YOUR VOTES (ON REVERSE SIDE), SIGN, DATE
AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID
ENVELOPE. Please  sign exactly as your name appears on
this Proxy. When shares are held  by joint tenants,
both should sign. When signing as attorney, executor,
administrator, trustee or guardian, please give your
full title. If a  corporation, please sign in full
corporate name by President or other  authorized
officer. If a partnership, please sign in partnership
name  by the authorized person. Date: April ________,
2010


______________________________

Signature of Stockholder


_______________________________

Signature of Stockholder

Dates Referenced Herein and Documents Incorporated By
Reference This
PREC14A Filing

This is version 1 for January 25, 2012.

Date January 25, 2012




17